Exhibit 99

TXCO Provides First Quarter 2003 Operations Update; Boosts Record
CAPEX -- 7 Rigs Drilling Ahead

    SAN ANTONIO--(BUSINESS WIRE)--April 23, 2003--The Exploration Company (Nasdaq:TXCO) today announced a 21% increase in its 2003 capital expenditure plan and provided an update on its first-quarter drilling program in the Maverick Basin of South Texas.
    "We have a record level of activity under way for 2003. Our drilling success to date has led us to raise an already ambitious CAPEX budget of $27.4 million to $33.1 million," said TXCO President and CEO James E. Sigmon.
    "We added a sixth drilling rig late in the first quarter. By the end of March, our partner, Blue Star Oil & Gas, spudded the long-awaited deep Jurassic well on our Paloma lease, raising the count to seven rigs actively drilling for oil and gas on our Maverick Basin lease block. This is the most activity we have seen on our lease block and it comes at a time when commodity prices are particularly strong."
    TXCO participated in 24 wells in the first quarter of 2003, including three re-entries, despite a seasonal moratorium on drilling operations on several leases during January. First-quarter drilling activities resulted in 11 wells successfully completed as producers, five wells in completion phase, five wells shut in pending further evaluation, one well temporarily abandoned pending sidetrack operations, while two wells remained drilling at the end of March.
    By comparison, the Company participated in nine wells in the first quarter of 2002. The record number of first-quarter wells targeted multiple productive formations under TXCO's acreage block, including the Glen Rose, San Miguel, Georgetown and Jurassic intervals. The $5.7 million CAPEX increase impacts several budget categories including targeted drilling activities and additional leasehold acquisitions. TXCO continues to target participation in a record 93 gross wells on its Maverick Basin acreage this year. First-quarter drilling and operating highlights follow.

    Glen Rose Oil

    TXCO and its operating partner, Saxet Energy Ltd., have drilled two new wells and re-entered and sidetracked one well since year-end 2002. The Comanche No. 3-111 is the first of 13 planned horizontal wells targeting the Glen Rose porosity interval engineered to optimize oil production from numerous faults and fractures while minimizing associated water production.
    Completed in April, it currently is flowing approximately 1,300 gross barrels of oil per day (BOPD) with no water after being drilled 4,000 feet horizontally across the top of the targeted porosity zone. TXCO and its partner believe developing the field with horizontal wells will allow more oil, with a better water cut, to be produced from the reservoir with fewer wells. This initial well appears to verify this technique.
    A second well, the Comanche No. 1-659, located the targeted porosity interval but has been temporarily abandoned due to unstable hole conditions. The well was shut in and is expected to be sidetracked at a later date.
    Saxet also re-entered and successfully sidetracked the Comanche No. 2-44. This well had been shut in during 2002 after encountering poorer-than-normal porosity in the original wellbore. The new sidetrack well bore found good porosity within several hundred feet and is currently flowing approximately 55 BOPD and six barrels of water per day (BWPD). The well remains on production and under engineering review to evaluate its current production profile prior to its possible horizontal extension.
    Gross production from the Comanche Halsell (6500) Field is now currently averaging approximately 3,250 BOPD and 3,150 BWPD. As previously announced, 2003's CAPEX includes 26 proposed, Saxet-operated Glen Rose porosity wells consisting of 13 horizontal development wells and 13 exploratory vertical wells. The $7.8 million allocated for Comanche drilling remains the largest component of TXCO's 2003 capital budget.

    Horizontal Glen Rose Shoal

    TXCO has successfully completed three new horizontal Glen Rose shoal gas wells, two on the Chittim lease and one on the Paloma lease. The Chittim wells produce at rates ranging from over 500,000 cubic feet per day (Mcfd) to over 1.35 million cubic feet per day (MMcfd). The Paloma well is producing at a rate of approximately 250 Mcfd.
    Currently, 11 horizontal Glen Rose shoal gas wells are producing a gross volume of approximately 7.9 MMcfd. TXCO is now drilling the fourth of 17 Glen Rose shoal horizontal wells planned this year. The 2003 CAPEX budget includes $6 million for this project.

    Georgetown Deviated Wells

    TXCO engineers have recently employed directional drilling to enter the Georgetown formation at deviated angles, cutting through numerous, near-vertical faults. During the first quarter TXCO drilled five new wells, re-entered two and participated in drilling one outside-operated prospect, all primarily employing the deviated technique.
    Two of the wells appear to have much-improved hydrocarbon recovery rates compared to similarly situated conventional wells. One well is being completed, while the remaining five wells are shut in pending further evaluation. Completions in the formation's faults can greatly improve reservoir drainage.
    Currently, six wells are producing a gross combined total of approximately 350 BOPD, 605 Mcfd and 53 BWPD. Because these Georgetown faults appear on most of TXCO's leases, TXCO believes the Georgetown formation will ultimately add significant production and reserves. The 2003 CAPEX budget includes $6.9 million for drilling 25 Georgetown wells.

    San Miguel Waterflood

    TXCO has spudded the first eight of 15 infill wells planned for this year to prove the existence of bypassed reserves not presently included in the Company's Pena Creek San Miguel reserve base. Of the eight wells drilled during the quarter, four have been successfully fracture stimulated, completed and are producing a total of approximately 120 BOPD.
    The four remaining wells are currently in completion or are scheduled for fracture stimulation. Daily gross production rates from the Pena Creek field increased from 265 BOPD at year-end 2002 to approximately 385 BOPD with the completion of these wells. TXCO's 2003 CAPEX includes $4.0 million targeting new San Miguel production.

    Deep Jurassic

    As previously announced , Blue Star began drilling the Taylor No. 1-132 well at the end of March. The well is permitted to a depth of 18,500 feet, into the untested Jurassic formations of the basin under TXCO's Paloma lease. Because all other interior basins around the Gulf of Mexico have historically produced significant quantities of oil and gas from Jurassic intervals, TXCO believes the Jurassic in the Maverick Basin will also be productive.
    Under its joint operating agreement with the Company, Blue Star has directed TXCO to restrict the public release of further information concerning the well and its ongoing progress until Blue Star releases the data.

    Burr Lease

    TXCO is now actively seeking a 50% partner in advance of a 3-D seismic shoot it plans for the 70,700-acre Burr Ranch lease acquired during the first quarter. The Company feels the acreage has excellent potential to establish production from the Glen Rose, Georgetown and Jurassic intervals.

    Looking Ahead

    "We anticipate 2003 continuing with similar activity levels as the first three months," added Sigmon. "Provided our cash flow and borrowing base keep pace with our increased drilling program, this year will set records for exploration and development activity as we continue to aggressively and successfully drill our Maverick Basin acreage."

    TXCO Quarterly Production Volumes

    TXCO's estimated ending first quarter 2003 net oil and gas production volumes and historical volumes from the comparable prior year period are presented below.
    The Company exited the first quarter with daily net production rates of 1,074 BOPD and 6.5 MMcfd of natural gas. By mid-April net production increased to approximately 1,580 BOPD and 6.8 MMcfd as additional new oil and gas wells have been placed on line.
                                                              % chg.
                                              Q1        Q1     Q103/
                                             2003      2002    Q102
------------------------------------------ --------- -------- -------
            Natural Gas / MMcf                  551      651   -15.4%
------------------------------------------ --------- -------- -------
                Oil / Bbls                   81,109   17,773   356.4%
------------------------------------------ --------- -------- -------

------------------------------------------ --------- -------- -------
         Natural Gas Equivalents
                  MMcfe                       1,038      758    37.0%
------------------------------------------ --------- -------- -------
             Oil Equivalents
                   BOE                      172,996  126,251    37.0%
------------------------------------------ --------- -------- -------

    "TXCO expects new oil and gas well completions from its ongoing 2003 drilling program will result in overall gas and oil production increases over comparable prior period production levels," Sigmon added.

    About The Exploration Company

    The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to acquire undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market(sm) under the symbol "TXCO." For more information, visit the Company's Web site at www.txco.com.

    Forward-looking Statements

    Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, risks associated with drilling, including timing, mechanical difficulties, production levels, geologic formations encountered and financial interests earned. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2002. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

    CONTACT: The Exploration Company, San Antonio
             Roberto R. Thomae, 210/496-5300
             bthomae@txco.com